EXHIBIT 15.1
ACKNOWLEDGEMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of
Icahn Enterprises Holdings L.P.

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited consolidated interim financial information of Icahn Enterprises Holdings L.P. and Subsidiaries as of September 30, 2011 and for the three-month and nine-month periods ended September 30, 2011 and 2010, as indicated in our report dated January 20, 2012; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, is included and being used in this Amendment No. 1 to the Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of Amendment No. 1 to the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Grant Thornton LLP

New York, New York
February 6, 2012